Exhibit 99.2

CEVA, Inc. Q3 2020 Financial Results Conference Call - Prepared Remarks :: November 05, 2020

CEVA, INC.

Third Quarter 2020 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

November 5, 2020

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s third quarter 2020 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the third quarter and provide general qualitative data. Yaniv will then cover the financial results for the third quarter and also provide qualitative data for the fourth quarter and full year 2020.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include guidance and qualitative data for the fourth quarter and full year 2020; optimism about 5G base station RAN deployment in China, relationship with ZTE and opportunities presented by our sensing and connectivity technologies; optimism about the continued momentum in base station & IoT royalties; market traction associated a low end smartphone; and production schedule associated with our ADAS agreement. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the scope and duration of the pandemic; the extent and length of the restrictions associated with the pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G and IoT markets; our ability to execute more non-handset baseband license agreements; the effect of intense industry competition and consolidation; and global chip market trends. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q3 2020 Financial Results Conference Call - Prepared Remarks :: November 05, 2020

With that said, I will now hand the call over to Gideon.

Gideon

Thank you, Richard. Good morning everyone and thank you for joining us today.

CEVA delivered a very strong quarter, highlighted by record royalties from our base station & IoT product category and licensing agreements with major players in key industries. Before we expand on our third quarter results, I would like to acknowledge the tireless efforts of our talented employees around the world that continue to deal with the challenges COVID-19 presents. Through their hard work, we are successfully growing our business, keeping the commitments to our customers and maintaining the fast pace of innovation and new technology developments. Thank you all.

Total revenue for third quarter was $25.0 million, up 6% year-over-year. Our licensing business continues to be solid, at $12.4 million for the quarter, up 10% year-over-year. Royalty revenue was $12.5 million, up 3% on a year-over-year basis.

We concluded thirteen new agreements during the quarter, of which five were for connectivity and eight were for smart sensing. Six of those agreements were with first-time customers. Target applications of our new licensing agreements include a strategic design win for ADAS with one of the largest automotive semiconductor player, which I will expand on later in the call. Other target applications for our customers this quarter include digital imaging, true wireless stereo earbuds, smartTVs and digital conferencing systems for home use, a growing space as more people are switching to work from home permanently and upgrading their home office setups.

On royalty revenue, we had a strong quarter, driven by record shipments for our base station & IoT product category, formerly referred to as non-handset products. Royalty revenue from this category grew 86% sequentially and 105% year-over-year to reach a record $7.9 million. We have benefitted from expedited 5G RAN deployments in China, which I will touch on later in the call, and from a series of product launches and shipments enabled by our Bluetooth, Wi-Fi and sensor fusion technologies.

CEVA, Inc. Q3 2020 Financial Results Conference Call - Prepared Remarks :: November 05, 2020

In our handset baseband category, we saw a strong recovery from our China-based customers targeting low tier 4G smartphones, and feature phones targeted for India and other developing economies. Royalties from premium tier smartphones declined on a year-over-year basis as a new 5G smartphone series launched last month uses modems from another supplier that does not incorporate our technologies. With that said, our technologies remain incorporated in the low-cost smartphone this customer launched earlier in the year, which continues to have strong market traction around the world.

Let me take the next few minutes to elaborate on two key developments in the quarter. The first is a monumental agreement in the automotive ADAS space and the second is the underlying drivers that delivered a step-up in 5G RAN royalties.

The digital transformation in the automotive industry, of which ADAS is a key driver, has led to a dramatic increase in the usage of software and AI to analyze data collected by the cameras and radar sensors surrounding the car. Furthermore, amidst the push by players such as Nvidia and Mobileye toward their own closed and vertically integrated solutions, automotive Tier Ones and OEMs are seeking for an open, high performance technology where they can take advantage of their in-house excellence while not being locked into a certain vendor. Against this backdrop, our powerful DSPs, AI technologies and our collaborative business model set a comprehensive foundation that enable OEMs to become supplier-agnostic and translate their innovation into a competitive edge. In this regard, the unique proposition of our leading-edge SensPro DSP along with our CDNN AI compiler technology were instrumental in obtaining a new comprehensive agreement we signed in the quarter with a major semiconductor player in the automotive space. This agreement is based on a project our customer won with a very large automotive manufacturer in Japan for an ADAS solution for new L2+ and L3 cars which is projected to start production by 2025.

CEVA, Inc. Q3 2020 Financial Results Conference Call - Prepared Remarks :: November 05, 2020

On 5G RAN, the transition from Non-StandaAlone (NAS) to StandaAlone (SA) mode of 5G new radio is already underway, in particular, in China. According to government data, Chinese operators have already deployed 480,000 5G base stations as of the first half of this year. This represents about a third of the global RAN market. CEVA is a prime beneficiary of this upgrade cycle in China through our strategic relationship with ZTE. China Mobile, China Telecom and China Unicom have engaged ZTE in large scale for these deployments and as a result, its market share climbed to 30% within those operators. Furthermore, in comparison to 4G, 5G presents higher content and a larger addressable market for us, resulting from the use of active antenna units (AAU) in the base station’s radio units. Deployments of active antenna settings provide operators with a substantial increase in network capacity, data rates, higher energy efficiency and overall lower cost of ownership. The latest advancements in active antenna technologies require massive DSP computing for algorithms such as Massive MIMO and Beamforming, which can be optimally served by our advanced CEVA-XC12 and CEVA-XC16 DSPs. We are therefore presented with additional content and higher volume opportunities, in addition to our proposition for baseband processing. Royalties from active antennas have already made a noticeable contribution to our third quarter royalty reports.

So, to summarize, our third quarter performance demonstrated the continued, meaningful progress we are making across our businesses. Our technologies for sensing and connectivity are fundamental to any intelligent device and will lead the transformation in 5G networks and the automotive space. We are managing our business for the long haul and confident in our growth strategy. Yet, we remain determined and focused to drive efficiency and prudency to cope with the ongoing uncertainty COVID-19 poses. Finally, I’d like to thank again our customers, partners and CEVA’s hard working employees. Your health and safety continue to be our first priority.

With that said, let me hand over the call to Yaniv for financials and guidance.

Yaniv

Thank you Gideon, I will start by reviewing the results of our operations for the third quarter of 2020.

CEVA, Inc. Q3 2020 Financial Results Conference Call - Prepared Remarks :: November 05, 2020

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Revenue for the third quarter was up 6% to $25.0 million, as compared to $23.5 million for the same quarter last year. It is the highest third quarter revenue we ever recorded. The revenue breakdown is as follows:

o	Licensing and related revenue was approximately $12.4 million, reflecting 50% of total revenues, 10% higher than $11.3 million for the third quarter of 2019.
o	Royalty revenue was $12.5 million, reflecting 50% of total revenues, 3% higher than $12.2 million for the same quarter last year.
o	Royalty revenue from our base station & IoT product line in the quarter reached a new record high of $7.9 million, up 86% sequentially and 105% year-over-year.

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Quarterly gross margin was 90% on a GAAP basis and 91% on a non-GAAP basis, both significantly better than what we projected. Non-GAAP quarterly gross margin excluded approximately $0.2 million of equity-based compensation expenses and $0.2 million of the impact of the amortization of acquired intangibles.

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Total GAAP operating expenses for the third quarter was at the upper-range of our guidance at $22.5 million. OPEX also included an aggregate equity-based compensation expenses of approximately $3.4 million and $0.6 million for the amortization of acquired intangibles. Total operating expenses for the third quarter, excluding equity-based compensation expenses and amortization of intangibles, were $18.5 million, slightly above second quarter level and also, at the upper-range of our guidance.

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Of note, the third quarter 2020 financials included a $1 million tax expense due to withholding tax which cannot be utilized in future years. Third quarter 2019 financials included a $1 million tax benefit as a result of the successful conclusion of a tax audit.

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U.S. GAAP loss for the quarter was $0.7 million and diluted loss per share was 3 cents for the third quarter of 2020, as compared to net income of $0.8 million and diluted net income per share of 3 cents for the third quarter of 2019.

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Non-GAAP net income and diluted EPS for the third quarter of 2020 was $3.6 million and 16 cents, respectively. Non-GAAP net income and diluted EPS for the third quarter of 2019 were $5.1 million and 22 cent, respectively. Third quarter 2020 figures exclude equity-based compensation expenses, net of taxes, of $3.7 million, and the impact of the amortization of acquired intangibles in the amount of $0.7 million.

CEVA, Inc. Q3 2020 Financial Results Conference Call - Prepared Remarks :: November 05, 2020

Other related data

-	Shipped units by CEVA licensees during the third quarter of 2020 were 349 million units, up 51% sequentially and 20% from the third quarter 2019 reported shipments.
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Of the 349 million units shipped, 149 million units, or 43%, were for handset baseband chips, reflecting a sequential increase of 50% from 99 million units of handset baseband chips shipped during the second quarter of 2020 and a 12% decrease from 169 million units shipped year over year.

Our base station and IoT product shipments were a record 200 million units in the quarter, up 52% sequentially and 63% year over year. As a reminder, we have categorized all of our non-handset baseband chips under the umbrella of “base station and IoT” category since the beginning of the year.

As for the balance sheet items

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As of September 30, 2020, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $153 million. We did not repurchase any shares this quarter and have approximately 498,000 shares available for repurchase.

-	Our DSO for the third quarter of 2020 was 57 days, higher than the second quarter but lower than the level for the first quarter of the year.
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During the third quarter, we used $4.3 million of cash from operations; depreciation and amortizations were $1.4 million and purchase of fixed assets was $1.2 million, higher than the norm, due to larger investments in hardware (computers and servers), as well as engineering development software.

-	At the end of the third quarter, our headcount was 398 people, of which 331 were engineers, slightly down from a total of 401 people at the end of June 2020.

Now for the guidance

As demonstrated by our financial results for 2020 thus far, CEVA’s products and customer diversity enable us to mitigate the disruptions that COVID-19 poses. Amidst continued economic uncertainty, we expect our 2020 total revenue to increase approximately 9% year-over-year to a record annual high of $95 million. We believe the momentum we saw in the third quarter in base station & IoT royalties will extend into the fourth quarter. On licensing, the demand for our connectivity and sensing technologies remains high, and we are relentlessly working to translate these opportunities into licensing revenue.

CEVA, Inc. Q3 2020 Financial Results Conference Call - Prepared Remarks :: November 05, 2020

Specifically for the fourth quarter of 2020

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Gross margin is expected to be approximately 88% on GAAP and 89% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.2 million of amortization of other assets associated with the Immervision investment.

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OPEX for the fourth quarter of 2020 is forecasted to be slightly lower than the last two quarters. GAAP-based OPEX is expected to be in the range of $21.9 million to $22.9 million. Of our anticipated total operating expenses for the third quarter, $3.5 million is expected to be attributable to equity-based compensation expenses and $0.6 million to the amortization of acquired intangibles associated with the Immervision investment. Non-GAAP OPEX is expected to be in the range of $17.8 million – $18.8 million.

-	Net interest income is expected to be approximately $0.7 million.
-	Taxes for the fourth quarter are expected to be approximately $0.6 million on both GAAP and non-GAAP basis.
-	Share count for the fourth quarter of 2020 is expected to be 23. 3 million shares.

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following virtual conferences:

-	Roth Technology Virtual Event on November 11th.
-	Wells Fargo TMT Summit 2020 on December 1st and 2nd
-	Barclays Global Technology, Media and Telecommunications Conference on December 9th and 10th.
-	Oppenheimer 5G Summit on December 15th.

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye